EXHIBIT 99.2

Contact: Susan B. Railey                                   FOR IMMEDIATE RELEASE
         (301) 468-3120
         Sharon Bramell
         (301) 468-3130

         AIM 85 REPORTS FOURTH QUARTER NET EARNINGS OF 14 CENTS PER UNIT

                       2002 Earnings of 57 Cents per Unit
                      ------------------------------------

     ROCKVILLE, MD, March 25, 2003--(AMEX/AII) -- American Insured Mortgage Investors-Series 85, L.P. (AIM 85), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended December 31, 2002 of approximately $1.8 million (14 cents per unit) compared to approximately $2.2 million (18 cents per unit) for the three months ended December 31, 2001. AIM 85 reported net earnings for the year ended December 31, 2002 of approximately $7.1 million (57 cents per unit) compared to approximately $9.0 million (71 cents per unit) for the year ended December 31, 2001.

     Net earnings decreased for the three and twelve months ended December 31, 2002 as compared to the same periods in 2001 primarily due to a decrease in mortgage investment income. Mortgage investment income decreased primarily due to a reduction in the mortgage base. The mortgage base decreased as a result of 11 mortgage dispositions with an aggregate principal balance of approximately $18 million, representing an approximate 20% decrease in the aggregate principal balance of the total mortgage portfolio since December 2001.

     As of December 31, 2002, AIM 85 had invested in 29 fully federally insured mortgages with an aggregate amortized cost of approximately $64.9 million, a face value of approximately $66.6 million and a fair value of approximately $67.8 million.

     In January 2003, AIM 85 declared a distribution of four cents per unit related to the receipt of proceeds in December 2002 from the prepayment of the mortgage on Walnut Hills Apartments. Also in January 2003, the Partnership declared a distribution of 12 cents per unit related to the receipt of 90% of the proceeds from the assignment of the defaulted mortgage on Westbrook Apartments. Both amounts are payable in May 2003.

     As of December 31, 2002, AIM 85 held an interest in one 7.5% debenture. In January 2003, the 7.5% debenture was redeemed. A distribution of six cents per unit was declared in February 2003 and will be paid in May 2003. As of March 1, 2003, AIM 85 has not received approval from HUD for the assignment of three mortgages, with an aggregate face value of approximately $4.5 million, which have been put to HUD under the Section 221 program. On March 24, 2003, the mortgage on Town Park Apartments was put to HUD. AIM 85 will continue to accrue interest on these mortgages until the debentures are transferred to the mortgagee and AIM 85 begins receiving the debenture interest.


     As the Partnership continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

              AMERICAN INSURED MORTGAGE INVESTORS - SERIES 85, L.P.

                              STATEMENTS OF INCOME

                                              For the three months ended             For the years ended
                                                      December 31,                       December 31,
                                                 2002             2001              2002             2001
                                             ------------     ------------      ------------     ------------
Income:
  Mortgage investment income                 $  1,412,035     $  1,830,117      $  6,168,254     $  7,983,600
  Interest and other income                        45,365          140,582           274,342          541,979
                                             ------------     ------------      ------------     ------------

                                                1,457,400        1,970,699         6,442,596        8,525,579
                                             ------------     ------------      ------------     ------------

Expenses:
  Asset management fee
     to related parties                           173,565          224,973           744,733          959,934
  General and administrative                       90,304           92,496           411,226          382,296
                                             ------------     ------------      ------------     ------------

                                                  263,869          317,469         1,155,959        1,342,230
                                             ------------     ------------      ------------     ------------

Earnings before gains (losses)
  on mortgage dispositions                      1,193,531        1,653,230         5,286,637        7,183,349

Mortgage dispositions
  Gains                                           594,983          580,711         1,859,749        1,785,376
  Losses                                           (8,498)               -            (8,498)               -
                                             ------------     ------------      ------------     ------------

Net earnings                                 $  1,780,016     $  2,233,941      $  7,137,888     $  8,968,725
                                             ============     ============      ============     ============

Net earnings per unit of limited
   partnership interest - basic              $       0.14     $       0.18      $       0.57     $       0.71
                                             ============     ============      ============     ============


Limited partnership units
   outstanding as of December 31,              12,079,514       12,079,514        12,079,514       12,079,514
                                               ==========       ==========        ==========       ==========


Balance Sheet Data:                                                                   As of December 31,
                                                                                    2002             2001
                                                                                ------------     ------------

  Investment in insured mortgages                                               $ 66,323,565     $ 82,924,257
  Total assets                                                                  $ 78,237,534     $ 98,069,967